Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	April 25, 2007
Brenda A. Blake, ext. 3202
UGI Reports 14% Increase In Second Quarter Results,
Updates 2007 Guidance
VALLEY FORGE, Pa., April 25 — UGI Corporation (NYSE: UGI) today reported net income for the second quarter of fiscal 2007 ended March 31, 2007 of $120.2 million, or $1.12 per diluted share, compared to net income of $104.0 million, or $0.98 per diluted share, for the second quarter of fiscal 2006. Current year results include the results of UGI Penn Natural Gas (PNG), the natural gas utility that UGI acquired in August 2006.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “I am pleased that we once again demonstrated that the diversification inherent in our energy distribution and marketing businesses produced tangible benefits for our shareholders in the form of reduced earnings volatility. The performance of our domestic business units, in particular the record results at AmeriGas, more than offset the lower weather-induced results in our European businesses. Our European propane distribution businesses, Antargaz and Flaga, experienced an unprecedented level of warmer than normal temperatures not only for the quarter but throughout the entire heating season. With the completion of the heating season, we now expect earnings to be between $1.75 and $1.85 per share for the full fiscal year ending in September, excluding any gain on the previously-announced pending sale of AmeriGas’ Arizona storage terminal.”
UGI’s domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed $32.3 million to income for the quarter, compared to $21.2 million last year. Net income for the prior year quarter included a loss on the early extinguishment of debt of $4.6 million. For the three months ended March 31, 2007, retail volumes sold increased to 370.1 million gallons from 341.4 million gallons sold in the prior-year period. Nationally, weather was 3.7% warmer than normal during the recent quarter compared to weather that was 12.1% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. Operating income rose to $139.2 million in the 2007 period from $116.3 million in the 2006 period primarily reflecting higher retail sales volumes and higher average unit margins partially offset by higher operating and administrative expenses. Operating and administrative expenses increased during the quarter due to higher employee compensation and benefits expenses, higher vehicle expenses and repair and maintenance expenses.
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UGI Reports 14% Increase In Second Quarter Results,
Updates 2007 Guidance	Page 2
International Propane’s net income decreased to $34.8 million from $45.0 million in the prior-year quarter principally due to significantly warmer weather. Based upon heating degree day data, temperatures in Antargaz’ service territories were approximately 15.5% warmer than normal during the quarter ended March 31, 2007 compared to 6.5% colder than normal in the prior year quarter. Flaga experienced a similar weather variation across its service territories. For the quarter, the monthly average currency exchange rate was $1.32 per euro compared to $1.20 per euro in the prior year quarter.
For the three months ended March 31, 2007, Antargaz sold 95.0 million retail gallons of liquefied petroleum gases (LPG) compared to 125.4 million retail gallons for the same period in 2006. At Flaga, UGI’s Austrian-based LPG distributor, volumes declined reflecting the contribution of its Czech Republic and Slovakia businesses to its central European joint venture and the effects of the significantly warmer weather. The joint venture was formed in February 2006 and Flaga’s 50% ownership interest in it is accounted for under the equity method.
International Propane’s euro-based margin decreased to €109.0 million from €134.0 million reflecting the effects of lower retail volumes sold partially offset by higher average margins per retail gallon sold. Total operating income decreased to €45.2 million from €63.7 million in the prior year quarter due to lower total margin resulting from lower sales volumes partially offset by lower vehicle expenses and lower employee compensation and benefits expenses.
Net income from Gas Utility increased to $41.0 million for the quarter ended March 31, 2007 compared to $21.5 million for the 2006 quarter. The second quarter results include the addition of PNG. Weather in the Gas Utility service territories was approximately normal versus weather that was 13% warmer than normal in the prior year quarter. Operating income increased to $78.0 million from $39.9 million as a result of the addition of PNG and significantly colder weather compared to the prior year.
Net income from Electric Utility increased to $3.6 million in the second fiscal quarter of 2007 from $1.5 million in the prior-year quarter. Higher rates charged for electricity and 5.0% higher kilowatt-hour sales resulting from colder weather were partially offset by higher per unit purchased power costs. Weather in Electric Utility service territory was approximately 3% colder than normal in the recent quarter compared to weather that was approximately 9% warmer than normal in the same quarter of 2006.
Energy Services’ fiscal second quarter net income decreased to $10.3 million from $15.4 million in the same period of fiscal 2006 primarily reflecting the absence of a $5.3 million after-tax gain on the sale of its 50% ownership in Hunlock Creek Energy Ventures in March 2006. Total margin from operations increased slightly primarily reflecting greater margin from peaking supply and storage management activities.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports 14% Increase In Second Quarter Results,
Updates 2007 Guidance	Page 3
UGI will host its second quarter FY 2007 earnings conference call on Wednesday, April 25, 2007, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 1491571; (International replay 719-457-0820, passcode 1491571) through midnight Friday, April 27, 2007.
The financial table appended to this news release can be viewed directly at
http://www.shareholder.com/ugi/2Q07FinancialTable.pdf.
Comprehensive information about UGI Corporation is available on the Internet at
http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-05	###	4/25/07

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2007	2006	2007	2006	2007	2006
Revenues:
AmeriGas Propane	$809.8	$718.2	$1,426.4	$1,348.4	$2,197.3	$2,057.2
International Propane	282.8	382.1	509.2	649.7	805.0	952.3
Gas Utility	459.0	296.2	733.4	516.0	941.4	684.0
Electric Utility	34.9	25.4	59.8	49.3	108.5	97.5
Energy Services	444.9	438.8	789.1	890.2	1,313.2	1,484.0
Corporate & Other (a)	(29.3)	(15.2)	(52.6)	(30.2)	(102.5)	(113.0)

Total revenues	$2,002.1	$1,845.5	$3,465.3	$3,423.4	$5,262.9	$5,162.0

Operating income:
AmeriGas Propane	$139.2	$116.3	$214.5	$191.0	$207.6	$182.6
International Propane	59.0	76.5	92.1	110.1	101.3	127.5
Gas Utility	78.0	39.9	116.2	75.6	124.8	80.5
Electric Utility	6.7	3.3	12.9	9.8	23.8	19.5
Energy Services	17.4	26.1	32.6	34.3	51.4	51.7
Corporate & Other (a)	0.2	0.5	(0.5)	2.0	3.8	1.3

Total operating income	300.5	262.6	467.8	422.8	512.7	463.1
Income (loss) from equity investees	(1.3)	(0.6)	(1.3)	(1.2)	(2.3)	(2.5)
Loss on extinguishment of debt	—	(18.5)	—	(18.5)	—	(52.1)
Interest expense:
AmeriGas Propane	(17.8)	(19.4)	(35.8)	(38.3)	(71.6)	(76.9)
International Propane	(6.2)	(5.7)	(12.3)	(13.8)	(23.3)	(28.8)
Gas Utility	(10.4)	(4.6)	(21.2)	(9.7)	(33.3)	(18.2)
Electric Utility	(0.6)	(0.8)	(1.3)	(1.3)	(2.5)	(2.0)
Corporate & Other, net (a)	(0.1)	0.1	(0.5)	0.1	(1.0)	(0.5)

Total interest expense	(35.1)	(30.4)	(71.1)	(63.0)	(131.7)	(126.4)
Income before income taxes and minority interests	264.1	213.1	395.4	340.1	378.7	282.1
Income tax expense	(75.9)	(64.4)	(114.0)	(102.9)	(109.6)	(96.6)
Minority interests, principally in AmeriGas Partners	(68.0)	(44.7)	(99.3)	(75.7)	(72.3)	(32.0)

Net income	$120.2	$104.0	$182.1	$161.5	$196.8	$153.5

Earnings per share:
Basic	$1.13	$0.99	$1.72	$1.53	$1.86	$1.46

Diluted	$1.12	$0.98	$1.69	$1.52	$1.83	$1.44

Average common shares outstanding:
Basic	106.331	105.365	106.133	105.261	105.895	104.932

Diluted	107.760	106.401	107.666	106.472	107.348	106.783

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$32.3	$21.2	$47.7	$36.1	$36.7	$16.3
International Propane	34.8	45.0	53.1	59.9	60.3	65.1
Gas Utility	41.0	21.5	57.5	39.9	55.7	38.0
Electric Utility	3.6	1.5	6.8	5.0	12.3	10.1
Energy Services	10.3	15.4	19.3	20.3	30.3	30.1
Corporate & Other (a)	(1.8)	(0.6)	(2.3)	0.3	1.5	(6.1)

Total net income	$120.2	$104.0	$182.1	$161.5	$196.8	$153.5

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests in AmeriGas Partners, L.P.